UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/15/2007

DIRT Motor Sports, Inc. d/b/a World Racing Group
(Exact name of registrant as specified in its charter)

Commission File Number:  0-18045

Delaware	90-0284113
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7575-D West Winds Boulevard
Concord, North Carolina 28027
(Address of principal executive offices, including zip code)

(704) 795-7223
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

On November 15, 2007, DIRT Motor Sports, Inc. (the "Company") issued a press release announcing its operating results for the quarter ended September 30, 2007, which results were filed as part of the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2007.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The press release announcing the Company's operating results for the quarter ended September 30, 2007 also announced certain management changes, effective November 15, 2007, including the promotion of Brian Carter, the Company's Chief Financial Officer, to the additional position of Chief Executive Officer. Tom Deery, the Company's previous Acting Chief Executive Officer, will serve as President and Chief Operating Officer. In addition, the Company announced that Ben Geisler will assume the position of Chief Marketing Officer, filling the position as a result of the termination of Robert Butcher's employment with the Company. The Company and Mr. Butcher are currently negotiating the terms of Mr. Butcher's termination of employment.

Mr. Carter has served as the Company's Vice President and Chief Financial Officer since February 1, 2005. Prior to joining the Company he served as the Vice President and Chief Financial Officer of Prescient Applied Intelligence, Inc. f/k/a The viaLink Company ("Prescient") and served on Prescient's Board of Directors from December 23, 2003 until. From November 2000 until January 2002 he was Prescient's Vice President of Finance, and from June 1999 to November 2000 he was Controller of Prescient. From January 1991 through June 1999 he held various positions with Deloitte & Touche LLP, most recently as Senior Manager. Mr. Carter received his B.B.A. in finance and accounting from Texas A&M University.

Mr. Deery has served as the Company's President since March 1, 2006, and has served as the Company's Acting Chief Executive Officer since May 19, 2006. From November 2002 until joining the Company, Mr. Deery was the Senior Vice President, Motorsports for Rand Sports and Entertainment Insurance. From March 2001 to November 2002, Mr. Deery was founder and President of Deery Sports Management, a national motorsports consulting and management firm. From 1996 until forming Deery Sports Management, Mr. Deery served as Vice President of NASCAR weekly series and regional touring. Mr. Deery has a deep background in facility management and ownership. Mr Deery holds a Bachelors of Science degree in Business and Economics from the University of Wisconsin - Platteville.

Mr. Geisler has served as the Company's Executive Vice President of Operations since March 1, 2006. From June 1997 until joining the Company, Mr. Geisler was employed in various capacities with Next Marketing, Inc. (Next), where he most recently served as Senior Vice President for Next Marketing Inc. (Next), a privately held sports and event marketing firm heavily focused on motorsports. Mr. Geisler joined Next with the sole purpose of extending the firm's motorsports reach beyond its open-wheel background into the NASCAR arena. During his tenure at Next, Mr. Geisler was responsible for managing or placing over $100 million in sponsorship and activation spending, while establishing Next as a leader in both the NASCAR and event marketing arenas. Mr. Geisler holds a Bachelor of Arts degree in Communications & Commerce though a joint program among the College of Arts and Sciences of the University of Pennsylvania, Philadelphia, the Annenberg School of Communications and the Wharton School of Business.

Item 9.01.    Financial Statements and Exhibits

See Exhibit Index

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRT Motor Sports, Inc. d/b/a World Racing Group

Date: November 20, 2007	By:	/s/ Brian Carter
Brian Carter
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.	Press Release, dated November 15, 2007, announcing operating results for the quarter ended September 30, 2007, and certain management changes.